EXHIBIT 11

                    JONES APPAREL GROUP, INC.

       Computation of Basic and Diluted Earnings per Share
             (In thousands except per share amounts)


                                For the Quarter Ended   For the Six Months Ended
                                ---------------------   ------------------------
                                  June 28,   June 29,     June 28,   June 29,
                                     1998       1997<F1>     1998       1997<F1>
                                  -------    -------      -------    -------
Basic Earnings per Share:
-------------------------
Net income....................    $25,038    $19,280      $63,348    $48,819
                                 ========    =======      =======    =======

Weighted average number of
shares outstanding............    100,841    103,934      100,788    103,999
                                 ========    =======      =======    =======

Basic earnings per share......      $0.25      $0.19        $0.63      $0.47
                                 ========    =======      =======    =======


Diluted Earnings per Share:
---------------------------
Net income....................    $25,038    $19,280      $63,348    $48,819
                                 ========    =======      =======    =======

Weighted average number of
shares outstanding............    100,841    103,934      100,788    103,999

Assumed issuances under
exercise of stock options.....      4,244      8,339        3,919      3,958
                                 --------    -------      -------    -------

                                  105,085    108,029      104,707    107,957
                                 ========    =======      =======    =======

Diluted earnings per share....      $0.24      $0.18        $0.61      $0.45
                                 ========    =======      =======    =======


<F1> Adjusted for 2-for-1 stock split effective June 28, 1998.